Exhibit 23.10

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Bed Bath & Beyond, Inc. of our report dated June 24, 2026, relating to the financial statements of Southwind Building Products, LLC as of December 31, 2025 and for the year then ended, included as Exhibit 99.6 to the Current Report on Form 8-K filed on August 4, 2026.

/s/ Estes & Walcott, Certified Public Accountants

Dalton, Georgia
August 5, 2026